Exhibit 99.1

Stoneridge Announces Divestiture of Non-core Switches and

Connectors Product Lines to Standard Motor Products

Transaction Summary

•	Stoneridge, Inc., (the “Company”) has sold product lines and assets related to certain non-core switches and connectors (the “Business”) to Standard Motor Products, Inc., for approximately $40 million, subject to a post-closing inventory adjustment.
•	Stoneridge will retain and recognize approximately $5 million in value related to retained net working capital assets of the Business.
•	Stoneridge will retain the Canton, Massachusetts manufacturing facility.
•	The Business generated approximately $45 million of revenue in 2018.
•	Divestiture is expected to reduce 2019 adjusted earnings per share (“EPS”) by ($0.15) – ($0.20).
•	Divestiture and the related, previously announced closure of the Canton, Massachusetts manufacturing facility is expected to have ($0.05) – $0.00 EPS impact in 2020.
•	Control Devices’ adjusted operating margin is expected to improve by 100–125 basis points in 2020.

NOVI, Mich. — April 1, 2019 — Stoneridge, Inc. (NYSE: SRI), a leader in highly engineered electrical and electronic components for the commercial vehicle and automotive industry, announced today that it has sold assets related to non-core switches and connectors product lines to Standard Motor Products, Inc. (“SMP”), for approximately $40 million, subject to a post-closing inventory adjustment. Related to the transaction, Stoneridge and SMP have entered into a transition services agreement, supply agreement and contract manufacturing agreement to help support the transition of the product lines to SMP’s facilities.

Products related to the Business are currently manufactured in Juarez, Mexico and Canton, Massachusetts, and include ball switches, ignition switches, rotary switches, courtesy lamps, toggle switches, headlamp switches and other related components. Stoneridge will retain the Canton manufacturing facility, as well as certain other net working capital assets related to the Business.

In January, Stoneridge announced Stoneridge 2020, a project aimed at focusing its business on core technologies to drive sustainable, outsized growth, and the closure of its Canton manufacturing facility. The Company has begun moving engineering capabilities and will relocate the remaining products currently manufactured at that location to other North American manufacturing sites. Stoneridge is targeting a closure of the facility by the end of 2019, at which time it is expected that Stoneridge will sell the facility.

“Stoneridge has undergone a significant business transformation to position the Company for long-term growth,” said Jon DeGaynor, president and chief executive officer, Stoneridge. “This divestiture is part of an initiative to better align Stoneridge’s operations and engineering footprint and focus resources on the technology platforms and growth products that will drive value for our customers, shareholders and employees.”

Angle Advisors, LLC, acted as financial advisor to Stoneridge for this transaction.

About Stoneridge, Inc.

Stoneridge, Inc., headquartered in Novi, Michigan, is an independent designer and manufacturer of highly engineered electrical and electronic components, modules and systems principally for the automotive, commercial vehicle, motorcycle, agricultural and off-highway vehicle markets. Additional information about Stoneridge can be found at Stoneridge.com.

Forward-Looking Statements

Statements in this press release contain “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the intent, belief or current expectations of the Company with respect to the Company’s sale of the asset of the Business to SMP. Forward-looking statements may be identified by the words “will,” “may,” “should,” “designed to,” “believes,” “plans,” “projects,” “intends,” “expects,” “estimates,” “anticipates,” “continue,” and similar words and expressions. The forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among other factors:

•	a significant change in automotive, commercial, off-highway, motorcycle or agricultural vehicle production;
•	competitive market conditions and resulting effects on sales and pricing;
•	customer acceptance of new products;
•	our ability to successfully launch/produce products for awarded business;
•	adverse changes in laws, government regulations or market conditions, including tariffs, affecting our products or our customers’ products;
•	our ability to protect our intellectual property and successfully defend against assertions made against us;
•	the ability of our suppliers to supply us with parts and components at competitive prices on a timely basis, including the impact of potential tariffs and trade considerations on their operations and output;

•	the failure to achieve the successful integration of any acquired company or business;
•	risks related to a failure of our information technology systems and networks and risks associated with current and emerging technology threats and damage from computer viruses, unauthorized access, cyber-attack and other similar disruptions; and
•	the items described in Part I, Item IA (“Risk Factors”) of our 2018 10-K filed with the SEC.

In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release.

Contact:

Regan Grant

Director, Global Strategic Marketing and Communications

Regan.Grant@stoneridge.com

+1.248.829.2100

Matt Horvath

Director, Investor Relations and Corporate Development

Matthew.Horvath@stoneridge.com

+1.248.324.3883

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